UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
_____________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

December 21, 2010
____________________________

IMPERIAL RESOURCES, INC.
(Exact name of registrant as specified in charter)

NEVADA
(State or other Jurisdiction of Incorporation or Organization)

333-152160	106 East 6th Street, Suite 900, Austin, Texas 78701	83-0512922
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

(512) 422-2493
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On December 21, 2010, the board of directors appointed Mr. Thomas Barr to be a director of the Company, to fill one of the existing vacancies thereon.

Mr. Barr will not be initially employed pursuant to a written agreement by the Company and will work on a part time basis.  The Company intends to reach an agreement with Mr. Barr for a remuneration package in 2011. Mr. Barr is also intended to be provided with director and officer insurance coverage, as determined by and available to the Company and will be provided an indemnification agreement, in a form to be negotiated, which will provide for the fullest protection and indemnification rights that are available under Nevada law.

Mr. Barr, age 51, has served as a director of  Flex Fuels Energy, Inc. a Nevada corporation since December 2006 and as Chief Executive Officer of that company since December 2008. From January 2005 to April 2007, Mr. Barr acted as a corporate consultant to various small and medium sized private and public enterprises.  From 2001 to 2004 Mr. Barr served as a consultant to EasyScreen PLC, a fully listed London Stock Exchange company. From 1996 to 2001 Mr. Barr was a private analyst and investor in publicly quoted stocks. From 1981 to 1996, Mr. Barr worked in the North Sea as a professional saturation diver in the Oil and Gas industry. Mr. Barr obtained a BSc from Stirling University, Scotland, in 1981. Mr. Barr is a citizen of the United Kingdom.

Mr. Barr has a 10.8% interest in Mara Energy, LLC, a Delaware corporation which has a Consulting Services Agreement with Imperial Oil and Gas, Inc., the Company’s main operating subsidiary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Imperial Resources, Inc. (Registrant)

Date: December 21, 2010	By:	/s/Robert Durbin
Name: Robert Durbin
Title: Chief Executive Officer